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SGV BANCORP, INC.
EXHIBIT NO. 11: STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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                                          Three Months Ended   Nine Months Ended
                                              March 31, 1996     March 31, 1996
                                              --------------     --------------
                                          (in thousands except per share amounts)

Net Income                                      $       6           $     306
                                                =========           =========

Weighted average shares outstanding                 2,474               2,534
Common stock equivalents due to dilutive
  effect on stock options                               0                   0
                                                ---------           ---------

Total weighted average common shares
  and equivalents outstanding                       2,474              2,534


Primary earnings per share                      $    0.01           $   0.12
                                                =========           ========

Total weighted average common shares
  and equivalent outstanding                        2,474              2,534

Additional  dilutive  shares  using
 the end of period  market  value  versus the
 average market value when applying the treasury
 stock method                                           0                  0
                                               ----------           --------

Total weighted average common shares and
  equivalent outstanding for fully diluted
  computation                                        2,474             2,534
                                                ==========          ========

Fully diluted earnings per share                $     0.01          $   0.12
                                                ==========          ========
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